FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
August 16, 2005

Banta Corporation
225 Main Street
Menasha, Wisconsin 54952

Ladies and Gentlemen:

        We have acted as counsel for Banta Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 3,500,000 shares of the Company’s common stock, $0.10 par value (the “Common Stock”), and related common stock purchase rights (the “Rights”), which may be issued pursuant to the Banta Corporation 2005 Equity Incentive Plan (the “2005 Plan”). The terms of the Rights issuable under the 2005 Plan are as set forth in that certain Rights Agreement (the “Rights Agreement”), dated as of November 5, 2001, as amended, by and between the Company and American Stock Transfer & Trust Company (as successor rights agent).

        As counsel to the Company, we have examined: (i) the 2005 Plan and related documents; (ii) resolutions of the Board of Directors of the Company relating to the 2005 Plan and the issuance of Common Stock pursuant thereto; (iii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; and (iv) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that:

        1.        The Common Stock, when issued and paid for in the manner set forth in the 2005 Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six months’ service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

        2.        The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

Banta Corporation
August 16, 2005

        We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP